Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 189 to the Registration Statement on Form N–1A of Fidelity Emerging Markets Fund of our report dated December 14, 2020, relating to the financial statements and financial highlights included in the October 31, 2020 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts

February 8, 2020